Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106712

PROSPECTUS SUPPLEMENT
(To prospectus dated July 24, 2003)

VION PHARMACEUTICALS, INC.

5,769,225 Shares of Common Stock

This document supplements the prospectus dated July 24, 2003 relating to the sale of 5,769,225 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.

This supplement amends the table of selling stockholders on page 17 of the prospectus to reflect a warrant transfer from Omicron Master Trust to Rockmore Investment Master Fund Ltd. of warrants to purchase 60,917 shares of common stock.

See ‘‘Risk Factors,’’ which begins of page 8 of the accompanying prospectus, for certain information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2006.

SELLING STOCKHOLDERS

This prospectus relates to the registration of 5,769,225 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering*		% of Common Stock Owned Before this Offering*	Shares of Common Stock Being Offered		% of Common Stock Owned After this Offering (1)	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
AIG DKR Soundshore Private Investors Holding Fund Ltd.	115,386	(2)	**	115,386	(2)	**	0
Alpha Capital AG	807,693	(3)	1.19%	807,693	(3)	**	0
BARUCHA Ltd.	115,383	(4)	**	115,383	(4)	**	0
Capital Ventures International	576,924	(5)	**	576,924	(5)	**	0
Cranshire Capital LP	692,307	(6)	1.02%	692,307	(6)	**	0
Crescent International Ltd.	923,076	(7)	1.35%	923,076	(7)	**	0
ELLIS Investments	230,769	(8)	**	230,769	(8)	**	0
Gryphon Master Fund, LP	461,538	(9)	**	461,538	(9)	**	0
Omicron Master Trust	516,007	(10)	**	516,007	(10)	**	0
OTAPE Investments LLC	346,152	(11)	**	346,152	(11)	**	0
Palisades Master Fund LP	346,152	(12)	**	346,152	(12)	**	0
Rockmore Investment Master Fund Ltd.	60,917	(13)	**	60,917	(13)	**	0
Spectra Capital Management	173,076	(14)	**	173,076	(14)	**	0
The Tail Wind Fund Ltd.	288,462	(15)	**	288,462	(15)	**	0
Truk Opportunity Fund LLC	115,383	(16)	**	115,383	(16)	**	0
TOTAL	5,769,225	(17)		5,769,225	(17)		0

*	The amount of shares of common stock indicated in the table may be different from the amounts actually owned by the selling stockholders due to sales by such stockholders pursuant to this prospectus. The percentage of ownership of common stock is based on 68,157,767 shares of common stock outstanding as of September 28, 2006 and excludes all shares of common stock issuable upon the exercise of outstanding options or warrants to purchase common stock, other than the shares of common stock issuable upon the exercise of warrants to purchase common stock held by the named entity.

**	Less than 1%.

(1)	Assumes sale of all of the shares of common stock offered hereby.

(2)	Includes 38,462 shares of common stock issuable upon the exercise of warrants.

(3)	Includes 269,231 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 38,461 shares of common stock issuable upon the exercise of warrants.

(5)	Includes 192,308 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 230,769 shares of common stock issuable upon the exercise of warrants.

(7)	Includes 307,692 shares of common stock issuable upon the exercise of warrants.

(8)	Includes 76,923 shares of common stock issuable upon the exercise of warrants.

(9)	Includes 153,846 shares of common stock issuable upon the exercise of warrants.

(10)	Includes 131,391 shares of common stock issuable upon the exercise of warrants, which amount reflects the transfer of warrants to purchase 60,917 shares of common stock to Rockmore Capital, LLC (‘‘Rockmore Capital’’). Omicron Capital, L.P., a Delaware limited partnership (‘‘Omicron Capital’’), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (‘‘Omicron’’), Omicron Capital, Inc., a Delaware corporation (‘‘OCI’’), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (‘‘Winchester’’) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of September 28, 2006, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not ‘‘affiliates’’ of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or ‘‘group’’ (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(11)	Includes 115,384 shares of common stock issuable upon the exercise of warrants

(12)	Includes 115,384 shares of common stock issuable upon the exercise of warrants.

(13)	Includes 60,917 shares of common stock issuable upon exercise of warrants transferred from Omicron. Rockmore Capital and Rockmore Partners, LLC (‘‘Rockmore Partners’’), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (‘‘Rockmore Master Fund’’). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 28, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or ‘‘group’’ (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(14)	Includes 57,692 shares of common stock issuable upon the exercise of warrants.

(15)	Includes 96,154 shares of common stock issuable upon the exercise of warrants.

(16)	Includes 38,461 shares of common stock issuable upon the exercise of warrants.

(17)	1,923,075 of the shares that are being registered are issuable upon the exercise of warrants, as detailed in previous footnotes